Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northwest Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements (333-153685, 333-130172, 333-85118, 333-41984, 333-178077, 333-170624and 333-169740) on Form S-8 of Northwest Bancshares, Inc. of our reports dated March 1, 2013, with respect to the consolidated statements of financial condition of Northwest Bancshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Northwest Bancshares, Inc.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 1, 2013